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                                                                    EXHIBIT 23.1


                        CONSENT OF INDEPENDENT AUDITORS


We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-3) and related Prospectus of Great Lakes Chemical Corporation for the shelf registration pertaining to future issuance of shares of its common stock, rights and common stock warrants and/or issuance of debt securities, debt warrants and currency warrants and to the incorporation by reference therein of our reports dated February 26, 1999 and March 25, 1999 with respect to the consolidated financial statements of Great Lakes Chemical Corporation incorporated by reference in its Annual Report (Form 10-K) for the year ended December 31, 1998 and the related financial statement schedule included therein, filed with the Securities and Exchange Commission.



Indianapolis, Indiana
May 11, 1999